Exhibit 99.1

Appliance Recycling Centers of America, Inc. 175 Jackson Avenue N. Ste. 102, Minneapolis MN 55343 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports

Third Quarter 2016 Operating Results

Minneapolis, MN-November 21, 2016–Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), (the “Company” or “ARCA”), serves as a conduit for utilities and appliance manufacturers to the end customer by recycling, replacing, and selling major household appliances in North America. We are committed to energy efficiency programs and appliances and have been a pioneer in appliance recycling. On November 15, 2016 we reported profitable results for the third quarter ended October 1, 2016.

ARCA recorded net income of $1.1 million for the quarter ended October 1, 2016 as compared to a net loss of $0.8 million for the quarter ended October 3, 2015. This represents our first net income since the 2nd Quarter 2015 when the commodity markets were starting to collapse and we faced the loss of some recycling and replacement programs. For the nine months ended October 1, 2016, we reduced our loss 24% to $1.4 million compared to a loss of $1.9 million for the nine months ended October 3, 2015. This improvement in operating performance is largely due to the sale of the carbon offset credits, new collection programs, price increases, cost reduction strategies and the continued stabilization of the commodity markets.

For the three months ended October 1, 2016, net sales declined 2.7% or $0.7 million compared to the three months ended October 3, 2015. Retail sales declined $1.2 million for the three months ended October 1, 2016 compared to the same period in 2015, reflecting price competition among major big box retailers. The largest decrease came from our replacement programs which were down $3.4 million as some contracts were delayed or ended. This was offset by an increase of $2.4 million for collected recycled programs commenced during the quarter. The number of customers invoiced in our recycling segment for the quarter ended October 1, 2016 was 48 compared to 21 in the three months ended October 3, 2015. Our by-product revenue was up $1.5 million for the three months ended October 1, 2016 compared to the same period in 2015 which was led by $1.7 million payment received from carbon offset credits further reduced by lower scrap prices for the quarter.

For the nine months ended October 1, 2016 net sales declined 9.8% or $8.3 million compared to the same period ended October 3, 2015. Retail sales declined $3.0 million for the nine months ended October 1, 2016 compared to the same period in 2015, reflecting price competition among major big box retailers. Revenues from appliance replacement programs were down $8.4 million due to the loss or delay of contracts, which was offset by a $3.6 million increase in revenue from new collecting programs that we added due to the receivership of our largest competitor. By-product revenue was down $0.5 million for the nine months ended October 1, 2016 compared to the same period in 2015 which reflects the lower price of scrap material which was offset by a net increase of $1.0 in payments from carbon offset credit sales.

“Although we are working to be profitable and improve our net income, we decided to invest in the recycling side of our business since our largest competitor went into receivership in late 2015. We are investing significantly in new business opportunities. In addition, we will be investing in our retail to take market share from competitors as our business model gives us a competitive advantage over most big box retailers. We will be opening new retail stores when we find locations that support our business model,” said Tony Isaac CEO.

ARCA’s SEC filings are available for review on our website http://www.arcainc.com/investors/

About ARCA

ARCA's business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results, and other written and oral forward-looking statements made by us from time to time, are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Any forward-looking information regarding our operations will be affected primarily by individual retail stores’ profitability, the volume of appliance sales, the strength of energy conservation recycling programs, general economic conditions affecting consumer demand for appliances, prices at which we can sell by-products, and timing and prices of sales of carbon offset credits. Any forward-looking information will also be affected by our continued ability to purchase product from our suppliers at acceptable prices, the ability of individual retail stores to meet planned revenue levels, the number of retail stores, costs and expenses being realized at higher than expected levels, our ability to secure an adequate supply of special-buy appliances for resale, the ability to secure appliance recycling and replacement contracts with sponsors of energy efficiency programs, the ability of customers to supply units under their recycling contracts with us, the performance of our consolidated variable interest entity, the continued availability of our current line of credit and the outcome of the pending sales and use tax examination in California.

For more information, contact:

Tony Isaac, CEO

(952) 930-9000